Exhibit 99.1
Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 10, 2011
CINCINNATI — The E.W. Scripps Company reported operating results for the first quarter of 2011 that reflect stronger revenue performance from the company’s television stations, and increases in costs that were in line with guidance and reflect the company’s strategy to be the leading multi-platform news organization in each of its markets.
Consolidated revenues from continuing operations were $180 million, a decrease of 2.1 percent from $184 million in the first quarter of 2010.
Costs and expenses, excluding restructuring costs, totaled $178 million, the same figure as in the fourth quarter, but a 5.0 percent increase compared with the year-ago quarter. Pre-tax restructuring costs, largely for the ongoing efforts to standardize and centralize certain functions in the newspaper division, dropped to $2.1 million, compared with $3.3 million in 2010 quarter.
The operating loss was $10.5 million, in the first quarter of 2011, compared with a $1.2 million loss in the same period a year ago.
In the first quarter of 2011, the company reported a loss from continuing operations before income taxes of $11.6 million, compared with a loss of $2.4 million in the 2010 quarter. The loss from continuing operations, net of tax, was $8.9 million, or 15 cents per share, in the 2011 quarter, compared with a loss from continuing operations, net of tax, of $2.1 million, or 4 cents per share, in the year-ago quarter.
On April 27, 2010, Scripps announced that it had signed an agreement to sell its character licensing business, United Media Licensing, to Iconix Brand Group for $175 million in cash. The sale closed on June 3, 2010. Operating results of the licensing business now are reported as discontinued operations for all periods presented.
“Our first quarter results were largely as projected, with the exception being the weaker-than-anticipated newspaper advertising that affected the entire industry,” said Rich Boehne, president and CEO. “Television, despite a number of headwinds, reported one of the best revenue increases in the industry, leading us to believe audiences are responding to our commitment to strengthen our news organizations in the communities we serve.
“Expenses in both divisions rose as expected, and we continue to move ahead with the latter phases of a broad reorganization of newspaper operations and an aggressive plan to increase the quantity and quality of local news content in the television division.

“We knew going in that the first quarter would provide difficult comparisons for both revenues and expenses, but we chose to deploy resources where we believe there is an opportunity for a long-term return on investment. We also took advantage of our strong cash position and invested in the businesses we know best by repurchasing $7 million of our own shares during the quarter.”
First-quarter results by segment are as follows:
Television
Revenue from the Scripps television stations was $69.0 million, an increase of 3.2 percent compared with the first quarter of 2010, which benefited from $2 million in incremental revenue tied to the broadcast of last year’s Winter Olympics on the company’s three NBC affiliates. Excluding the effect of the Olympic dollars in the year-ago figure, television advertising revenue increased 4.4 percent.
Advertising revenue broken down by category was:
•	Local, up 3.5 percent to $41.1 million
•	National, down 1.0 percent to $20.0 million
•	Political was $444,000, about half the figure in the year-ago quarter
Late in 2010, Scripps announced a new five-year affiliation agreement involving six of its stations and the ABC television network. Additionally, the company recently agreed to extend for five years the relationship between its three NBC stations and the NBC television network. The new ABC and NBC agreements discontinue the payment of affiliation fees from the networks to the television stations. Instead, Scripps will pay a licensing fee for the networks’ programming. As a result, Scripps recorded no network compensation revenue in the first quarter of 2011, compared with nearly $800,000 of network compensation revenue a year ago.
Revenue from retransmission consent agreements increased 47 percent year over year to $4.0 million. Digital revenue was $2.1 million, an increase of 29 percent compared with the first quarter of 2010.
Due, in part, to the reinstatement of certain employee benefits, expenses for the TV station group rose by 4.0 percent year over year to $62.6 million in the first quarter. The TV stations also reported higher programming costs in the quarter as Scripps began paying the television networks for their programming as part of new affiliation agreements announced in the past year. Those network programming costs will be more than offset by a significant reduction in syndicated programming costs starting later this year when the daily production of Oprah comes to an end.
The television division’s segment profit in the first quarter was $6.3 million, a decrease of 4.8 percent. (See Note 1 in the attached financial information for a definition of segment profit.)
Newspapers
Revenue from Scripps newspapers declined 5.7 percent year over year to $106 million in the first quarter of 2011. Print advertising revenue was down 7.8 percent to $63.1 million. Both figures were affected, in part, by timing issues. The 2010 quarter benefited from higher-than-usual advertising volume ahead of the Easter holiday on April 4. With Easter falling on April 24 in 2011, virtually no Easter spending affected the first quarter.

Print advertising revenue broken down by category was:
•	Local, down 10 percent to $21.3 million

•	Classified, down 3.9 percent to $20.9 million

•	National, down 28 percent to $3.6 million

•	Preprint and other, down 3.3 percent to $17.3 million
Within the classified advertising category, real estate remained weak due to the company’s heavy exposure in California and Florida, but automotive was up 3.8 percent in the first quarter, and help wanted rose nearly 14 percent.
Circulation revenue in the first quarter was $31.6 million, a 1.8 percent decrease compared to the year-ago period.
Digital revenues, which include advertising on our newspaper Web sites, digital advertising provided through audience-extension programs such as our arrangement with Yahoo!, and other digital marketing services such as managing an advertiser’s search engine marketing efforts, decreased 5.7 percent to $6.3 million. In 2011, we began reporting revenue from certain of our digital offerings net of the amounts paid to our digital partners. If 2010 revenues had been reported on this net basis, digital revenues in the first quarter of 2011 would have increased 1 percent and pure-play digital advertising would have increased 2.3 percent.
Consistent with management’s guidance in February, newspaper segment expenses in the first quarter rose 4.9 percent, to $101 million, due to higher costs for newsprint and employee benefits. Employee costs rose 4.8 percent, driven by the reinstatement of the 401(k) matching program in mid-2010 and a rise in health care costs as the company put seed money into the Health Savings Accounts of an increasing number of employees. A 20 percent increase in the price of newsprint in the first quarter resulted in an 8.0 percent increase in the expense for newsprint and press supplies.
First-quarter segment profit in the newspaper division was $5.4 million, compared with segment profit of $16.6 million in the first quarter of 2010.
Syndication and other
The “Syndication and other” category includes United Media’s remaining syndication business and a number of smaller operations. Revenue from those operations rose 8.4 percent in the first quarter to $5.2 million. The segment loss narrowed to $435,000, from $1.1 million in the prior-year quarter.
Financial condition
Scripps had no long-term debt at the end of the quarter, while cash and cash equivalents totaled $182 million.
The decrease in cash and cash equivalents at the end of the first quarter compared with Dec. 31, 2010 is attributable to the repurchase of shares, the deposit of cash collateral with the company’s worker’s compensation insurer in lieu of a letter of credit and net working capital needs.

During the first quarter, Scripps repurchased 713,000 shares at an average price of $9.28. The repurchase authorization, which expires at the end of 2012, stands at $68 million as of March 31, 2011.
Looking ahead
In the second quarter of 2011, management believes year-over-year revenue performance will improve compared with the first quarter.
In the television division, revenues are expected to increase at a rate that is closer to mid-single digits than the 3.2 percent reported in the first quarter. Excluding the effects of political revenue in both years, television advertising revenue in the second quarter could grow at a mid-to high-single digit rate. The newspaper division is expected to report year-over-year declines in second-quarter revenue that will moderate slightly compared with the first quarter.
During the second quarter, total television expenses are expected to increase at a mid-single-digit rate, and total newspaper expenses are expected to increase at a low- to mid-single-digit rate. Corporate and shared services are expected to be $8 million, approximately $1 million less than in the first quarter.
For the balance of the year, management expects revenue trends to continue, with the rate of decline in newspaper revenues moderating and television revenues, excluding political, improving.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. Eastern today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 1-612-288-0337 (international), approximately 10 minutes before the start of the call. Investors and analysts will need the name of the call (“first quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. Eastern May 10 until 11:59 p.m. Eastern May 17. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 200758.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2010 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010	Change

Operating revenues	$180,358	$184,280	(2.1)%
Costs and expenses, excluding restructuring costs	(178,307)	(169,814)	5.0%
Restructuring costs	(2,093)	(3,343)	(37.4)%
Depreciation and amortization	(10,420)	(11,619)	(10.3)%
Gains (losses), net on disposal of property, plant and equipment	(37)	(713)

Operating loss	(10,499)	(1,209)
Interest expense	(393)	(848)
Miscellaneous, net	(689)	(387)

Loss from continuing operations before income taxes	(11,581)	(2,444)
Benefit for income taxes	2,686	379

Loss from continuing operations, net of tax	(8,895)	(2,065)
Income from discontinued operations, net of tax	—	1,185

Net loss attributable to the shareholders of The E.W. Scripps Company	$(8,895)	$(880)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Loss from continuing operations	$(0.15)	$(0.04)
Income from discontinued operations	0.00	0.02

Net loss per basic share of common stock	$(0.15)	$(0.02)

Weighted average basic shares outstanding	58,689	55,076

Net loss per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Syndication and other media primarily include syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended
	March 31,
(in thousands)	2011	2010	Change

Segment operating revenues:
Television	$68,952	$66,839	3.2%
Newspapers	106,172	112,612	(5.7)%
Syndication and other	5,234	4,829	8.4%

Total operating revenues	$180,358	$184,280	(2.1)%

Segment profit (loss):
Television	$6,324	$6,644	(4.8)%
Newspapers	5,400	16,569	(67.4)%
Syndication and other	(435)	(1,107)	(60.7)%
Corporate and shared services	(9,238)	(7,640)	20.9%

Depreciation and amortization	(10,420)	(11,619)
Gains (losses), net on disposal of property, plant and equipment	(37)	(713)
Interest expense	(393)	(848)
Restructuring costs	(2,093)	(3,343)
Miscellaneous, net	(689)	(387)

Loss from continuing operations before income taxes	$(11,581)	$(2,444)

	Three months ended
	March 31,
(in thousands)	2011	2010

Depreciation:
Television	$4,209	$4,153
Newspapers	5,483	6,786
Syndication and other	55	152
Corporate and shared services	357	190

Total depreciation	$10,104	$11,281

Amortization of intangibles:
Television	$78	$83
Newspapers	238	255

Total amortization of intangibles	$316	$338

The following is segment operating revenue for television:

	Three months ended
	March 31,
(in thousands)	2011	2010	Change

Segment operating revenues:
Local	$41,116	$39,739	3.5%
National	20,004	20,211	(1.0)%
Political	444	840
Network compensation	—	773
Other	7,388	5,276	40.0%

Total operating revenues	$68,952	$66,839	3.2%

The following is segment operating revenue for newspapers:

	Three months ended
	March 31,
(in thousands)	2011	2010	Change

Segment operating revenues:
Local	$21,308	$23,771	(10.4)%
Classified	20,931	21,789	(3.9)%
National	3,613	5,035	(28.2)%
Preprint and other	17,269	17,863	(3.3)%

Print advertising	63,121	68,458	(7.8)%
Circulation	31,557	32,144	(1.8)%
Digital	6,335	6,719	(5.7)%
Other	5,159	5,291	(2.5)%

Total operating revenues	$106,172	$112,612	(5.7)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	March 31,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$181,595	$204,924
Other current assets	161,572	157,655

Total current assets	343,167	362,579

Investments	10,661	10,652
Property, plant and equipment	380,798	389,650
Intangible assets	22,791	23,107
Deferred income taxes	28,336	30,844
Other long-term assets	10,997	10,710

TOTAL ASSETS	$796,750	$827,542

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,386	$34,091
Customer deposits and unearned revenue	27,764	26,072
Accrued expenses and other current liabilities	69,931	78,321

Total current liabilities	119,081	138,484

Other liabilities (less current portion)	98,660	97,526
Total equity	579,009	591,532

TOTAL LIABILITIES AND EQUITY	$796,750	$827,542

3. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended
	March 31,
(in thousands)	2011	2010

Numerator (for both basic and diluted earnings per share)

Net loss attributable to the shareholders of The E.W. Scripps Company	$(8,895)	$(880)
Less income allocated to unvested restricted stock and RSUs	—	—

Numerator for basic and diluted earnings per share	$(8,895)	$(880)

Denominator

Basic weighted-average shares outstanding	58,689	55,076
Effective of dilutive securities:
Stock options held by employees and directors	—	—

Diluted weighted-average shares outstanding	58,689	55,076